UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2008
SANGAMO BIOSCIENCES, INC.
(Exact name of registrant specified in its charter)

Delaware	000-30171	68-0359556

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

501 Canal Blvd, Suite A100, Richmond, California		94804

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone, including area code: (510) 970-6000
(Former name and former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On April 2, 2008, Sangamo BioSciences, Inc. (“Sangamo”) entered into a License Agreement (the “Agreement”) with Open Monoclonal Technology, Inc. (“OMT”), pursuant to which Sangamo will grant a royalty-bearing, non-exclusive, sublicensable worldwide license to OMT for the commercial use of a transgenic animal generated using Sangamo’s proprietary zinc finger DNA–binding protein (“ZFP”) technology. In addition, Sangamo has agreed not to transfer ZFPs to third parties for commercial uses similar to OMT’s intended use under the Agreement.
     In consideration of the license and rights granted to OMT, OMT will pay Sangamo an upfront license fee, payments upon the achievement of certain clinical development milestones, a share of payments received by OMT from sublicensees, and royalties on sales of any products developed using Sangamo’s ZFP technology (“OMT Product”). For any given OMT Product, OMT has the right to buy out its future royalty payment obligations under the Agreement by paying a lump sum fee to Sangamo.
Item 7.01 Regulation FD Disclosure
     On April 7, 2008, Sangamo issued a press release announcing the transaction described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits. The following document is filed as exhibit to this report:
99.1	Press Release of Sangamo Biosciences, Inc., dated April 7, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANGAMO BIOSCIENCES, INC.
Date: April 7, 2008	By:	/s/ EDWARD O. LANPHIER II
		Name:	Edward O. Lanphier II
		Title:	Chief Executive Officer